Exhibit 4.5

                                  AMENDMENT TO
                               M.S. CARRIERS, INC.
                           INCENTIVE STOCK OPTION PLAN

     WHEREAS, the Incentive Stock Option Plan (the "Plan") of M.S. Carriers, Inc., a Tennessee corporation, under which options may be granted from time to time eligible employees of the Company, was adopted on February 28, 1986;

     WHEREAS, the Company desires to amend the Plan in order that the provisions of the Plan will comply with the Tax Reform Act of 1986.

     NOW, THEREFORE, the Incentive Stock Option Plan of M.S. Carriers, Inc. is hereby amended, effective January 1, 1987, in the following manner:

     1. Section 7(i) is hereby deleted in its entirety and the following is substituted in its place:

          (i) AMOUNT OF OPTIONS. The aggregate fair market value of stock (determined as of the date on which an Option is granted) for which Options are exercisable for the first time under the terms of this Plan by any employee during any calendar year cannot exceed $100,000.

     2. Section 7(j) is hereby deleted in its entirety.

     IN WITNESS WHEREOF, this Amendment has been executed this 19 day of February, 1987.

                                        M.S. CARRIERS, INC.


                                        By: /s/ M.J. Barrow
                                            ------------------------------------
                                            M.J. Barrow, Secretary